PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798
NASDAQ Global Market "ABNJ"		For Immediate Release April 26, 2007

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
SECOND QUARTER 2007 EARNINGS

Bloomfield, New Jersey - April 26, 2007 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $150,000 for the quarter ended March 31, 2007. By comparison, net income for the quarter ended March 31, 2006 was $688,000. Basic and diluted earnings per share for the quarter ended March 31, 2007 were $0.01 and $0.01, respectively. By comparison, for the quarter ended March 31, 2006, basic and diluted earnings per share were $0.05 and $0.05, respectively.

The Company's earnings for the six months ended March 31, 2007 were $479,000 in comparison to $1.4 million for the six months ended March 31, 2006. Basic and diluted earnings per share for the six months ended March 31, 2007 were $0.04 and $0.04, respectively. By comparison, for the six months ended March 31, 2006, basic and diluted earnings per share were $0.10 and $0.10, respectively.

For the six months ended March 31, 2007, loans receivable, net increased $24.3 million or 6.1% to $422.9 million from $398.6 million at September 30, 2006. The growth was comprised of net increases in commercial loans totaling $30.5 million. Such loans include multi-family, nonresidential real estate, construction and business loans. The increase in loans receivable, net also included net increases in home equity loans and home equity lines of credit totaling $1.6 million. Offsetting the growth in these categories was a $7.6 million decrease in the balance of 1-4 family first mortgages and net increases to the allowance for loan losses totaling $243,000.

For that same period, the balance of the Company's investment securities decreased $18.1 million from September 30, 2006 as most incoming cash flows from that portfolio continued to be reinvested into commercial loans. This decrease was offset by a net increase in cash and cash equivalents of $25.6 million.

The reported growth in cash and cash equivalents resulted largely from the growth in the Bank's deposits. For the six months ended March 31, 2007, total deposits increased by $69.1 million from $327.1 million at September 30, 2006 to $396.2 million. A significant portion of this growth in deposits was attributable to the Bank's newest branch located in Verona, New Jersey. Deposits at the Verona branch, which celebrated its grand opening on December 2, 2006, grew to $55.8 million at March 31, 2007. The remaining $13.3 million of deposit growth was shared between the Bank's other branches in Bloomfield and Cedar Grove, New Jersey.

Offsetting this increase was a net decrease in borrowings totaling $13.4 million, primarily attributable to the repayment of overnight FHLB borrowings of $10.4 million coupled with the repayment of maturing fixed rate, term advances of $3.0 million. Additionally, the Company reported an increase of $17.1 million in treasury stock attributable to the Company's share repurchase program whose completion was announced on March 28, 2007.

NEXT PAGE

The continued growth in the Company's commercial lending activities contributed significantly to improved yields on earning assets for the periods reported. For the three and six month periods ended March 31, 2007, yield on earning assets increased 61 basis points and 62 basis points, respectively, from the same periods in fiscal 2006. However, the improved yields were more than offset by increases in the cost of interest-bearing liabilities. For the three and six month periods ended March 31, 2007, cost of interest-bearing liabilities increased 106 basis points and 101 basis points, respectively, from the same comparative periods in fiscal 2006.

The increase in interest costs was largely attributable to higher costs of interest-bearing deposits. Contributing to this increase in the cost of interest-bearing deposits was the impact of higher promotional interest rates paid on new deposit accounts at the Bank's Verona branch. However, a significant portion of this increase was also attributable to continued upward pressure on deposit interest rates in the highly competitive markets serviced by the Bank. As a result, for the three and six month periods ended March 31, 2007, the Company's net interest spread shrank 46 basis points and 39 basis points, respectively, to 1.44% and 1.49% compared with that reported for the same periods in fiscal 2006. For those same comparative three and six month periods, the Company's net interest margin shrank 38 basis points and 24 basis points, respectively, to 2.41% and 2.50%.

The effects of net interest margin compression contributed significantly to decreases in net interest income. For the three and six month periods ended March 31, 2007, net interest income decreased $409,000 and $619,000, respectively, compared with that reported for the same periods in fiscal 2006.

For the three month period ended March 31, 2007, the decrease in net interest income was exacerbated by an increase of $34,000 in the net provision to the allowance for loan losses compared with that reported for the same period in fiscal 2006. By contrast, for the six month period ended March 31, 2007, the net provision to the allowance for loan loss decreased by $3,000 compared with the same period in the prior fiscal year. The decrease in the comparative six month period reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation during the quarter ended December 31, 2006. Excluding this adjustment, the Bank's provision expense for the six month period ended March 31, 2007 increased $83,000. The reported growth in the provision for loan losses reflects the Company's increased strategic emphasis in commercial lending and the comparatively higher rate of growth in such loan balances in the current fiscal year. No additions to the allowance for lease and loan losses were required for nonperforming loans which decreased to 0.25% of total assets at March 31, 2007 from 0.41% at September 30, 2006.

For the three month period ended March 31, 2007, noninterest income decreased $17,000 compared with that reported for the same period in fiscal 2006. The net decrease was primarily attributable to comparatively lower collections of loan prepayment penalties offset by increases in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets.

For the six months ended March 31, 2007, noninterest income increased $245,000 compared with that reported for the same period in fiscal 2006. The net increase was attributable, in large part, to a comparative decrease in losses on the sale of investment securities totaling $260,000. The losses reported in the 2006 period included a $271,000 loss on sale of an underperforming investment security. During the 2007 period, the Company also reported an increase in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. Offsetting these increases in noninterest income were comparative reductions in deposit service fees and charges attributable to comparatively lower receipts of uncollected and insufficient funds charges on transaction accounts. Additionally, loan fees and charges decreased due primarily to comparatively lower loan prepayment penalties.

For the three and six month periods ended March 31, 2007, noninterest expense increased $458,000 and $1.1 million, respectively, compared with that reported for the same periods in fiscal 2006. The comparative three month period increase was primarily attributable to a $438,000 increase in salaries and employee benefits expense. The increase for the comparative quarters included increases to employee salaries and payroll taxes. Such increases were primarily attributable to additions to retail deposit staff associated with the Company's

NEXT PAGE

branching strategy and, to a lesser extent, additions to the Company's commercial lending support staff. Other noteworthy increases to salaries and employee benefits resulted from the additional costs associated with the Company's 2006 Equity Incentive Plan approved by shareholders in May, 2006. Finally, director compensation costs increased due primarily to assumption changes utilized in retirement benefit expense accruals.

The remaining increase in noninterest expense for the comparative three month periods comprised increases in occupancy and equipment, data processing and other noninterest expense primarily attributable to the start up and ongoing operation of the Bank's newest branch in Verona, New Jersey. Offsetting these increases were reductions in advertising and professional fees, including legal fees. The comparative decreases in professional and consulting fees were the result of lower internal and external audit costs associated with the Sarbanes Oxley Act of 2002 ("the Act") during the current quarter. The higher expense incurred in the earlier quarter ended March 31, 2006 included a portion of the first year costs associated with the development, implementation and audit of controls over financial statement reporting in accordance with Section 404 of the Act. The lower costs in the more recent quarter reflect the reduced financial burden of maintaining and updating those controls as required to ensure ongoing compliance with the Act.

In large part, the factors causing the increases to operating expenses for the comparative three month periods described above similarly affected the operating expenses reported for the comparative six month periods. Specifically, the increase in noninterest expense of $1.1 million was primarily attributable to a $1.0 million increase in salaries and employee benefits expense. As above, these increases were attributable, in part, to increases in employee salaries and payroll taxes. Such increases were primarily attributable to additions to retail deposit staff associated with the Company's branching strategy and, to a lesser extent, additions to the Company's commercial lending support staff. Similarly, noteworthy increases to salaries and employee benefits also resulted from the costs associated with the implementation of the Company's 2006 Equity Incentive Plan. As above, additional expenses were also recorded for director compensation costs due primarily to assumption changes utilized in retirement benefit expense accruals. By contrast, the variance for the comparative six month periods also reflects the reversal of $131,000 of profit sharing expense recorded in first quarter of the earlier comparative period resulting from the discontinuation of that benefit plan.

The remaining increase in noninterest expense for the comparative six month periods comprised increases in occupancy and equipment, data processing, advertising and other noninterest expense primarily attributable to the start up and ongoing operation of the Bank's newest branch in Verona, New Jersey. Offsetting these increases were reductions in professional fees, including legal fees. As above, these reductions were primarily attributable to comparatively lower compliance costs relating to Section 404 of the Sarbanes-Oxley Act of 2002.

The following tables present selected financial data as of March 31, 2007 and September 30, 2006 and selected operating data for the three and six month periods ended March 31, 2007 and March 31, 2006.

NEXT PAGE

FINANCIAL HIGHLIGHTS (unaudited)
	At March 31, 2007		At September 30, 2006
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA:
Assets
Cash and cash equivalents	$ 32,781	5.91%	$ 7,165	1.39%
Securities available-for-sale	57,340	10.34	74,523	14.49
Securities held-to-maturity	9,632	1.74	10,547	2.05
Loans held for sale	417	0.08	-	-
Loans receivable, net	422,889	76.29	398,624	77.51
Premises and equipment	9,192	1.66	6,523	1.27
Federal Home Loan Bank stock	2,752	0.50	3,356	0.65
Cash surrender value of life insurance	12,957	2.34	8,747	1.70
Accrued interest receivable	2,113	0.38	1,979	0.38
Other assets	4,230	0.76	2,855	0.56
Total Assets	$ 554,303	100.00	$ 514,319	100.00
Liabilities and equity
Deposits	$396,172	71.47%	$327,147	63.61%
Advances for taxes and insurance	2,758	0.50	2,466	0.48
Borrowings	42,644	7.69	56,075	10.90
Other liabilities	3,874	0.70	3,770	0.73
Equity	108,855	19.64	124,861	24.28
Total liabilities and equity	$ 554,303	100.00%	$ 514,319	100.00%

	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$264,762	62.61%	$272,318	68.32%
Home equity loans	13,321	3.15	12,294	3.08
Home equity lines of credit	19,743	4.67	19,194	4.82
Multifamily mortgage loans	33,017	7.81	35,059	8.80
Nonresidential mortgage loans	58,549	13.84	38,395	9.63
Land and property acquisition loans	4,222	1.00	534	0.13
Construction loans	23,931	5.66	16,155	4.05
Business loans	7,015	1.66	6,078	1.52
Consumer loans	695	0.16	720	0.18
Allowance for loans losses	(2,366)	(0.56)	(2,123)	(0.53)
Loans receivable, net	$ 422,889	100.00%	$ 398,624	100.00%

	Balance	% Total Deposits	Balance	% Total Deposits
Noninterest-bearing deposits	31,783	8.02	23,545	7.20
Interest-bearing checking	88,666	22.38	31,429	9.61
Savings	99,726	25.17	107,008	32.71
Certificates of deposit	175,997	44.43	165,165	50.48
Deposits	$396,172	100.00	$327,147	100.00
NEXT PAGE

FINANCIAL HIGHLIGHTS (continued) (unaudited)

	At March 31, 2007	At September 30, 2006
Capital Ratios
Equity to total assets	19.64%	24.28%

Asset Quality Ratios:
Non-performing loans to total loans	0.33%	0.52%
Non-performing assets to total assets	0.25	0.41
Net charge offs to average loans outstanding	0.00	0.00
Allowance for loan losses to non-performing loans	168.13	101.64
Allowance for loan losses to total loans	0.56	0.53

	For the six months ended March 31		For the three months ended March 31
	2007	2006	2007	2006
SELECTED OPERATING DATA:
Total interest income	$13,867	$12,319	$ 7,159	$ 6,239
Total interest expense	7,641	5,474	4,102	2,773
Net interest income	6,226	6,845	3,057	3,466
Provision for loan losses	243	246	193	159
Net interest income after provision for loan losses	5,983	6,599	2,864	3,307
Noninterest income	643	398	355	372
Noninterest expense	5,913	4,809	3,022	2,564
Income before income taxes	713	2,188	197	1,115
Income tax provision	234	837	47	427
Net income	$ 479	$ 1,351	$ 150	$ 688

Performance Ratios:
Return on average assets	0.18%	0.53%	0.11%	0.54%
Return on average equity	0.83	2.13	0.54	2.14
Net interest rate spread	1.49	1.88	1.44	1.90
Net interest margin	2.50	2.74	2.41	2.79
Noninterest income to average total assets	0.25	0.15	0.26	0.29
Noninterest expense to average total assets	2.26	1.87	2.25	2.00
Efficiency Ratio	86.08	66.39	88.58	66.81

PER SHARE DATA:
Earnings per share
Basic	0.04	0.10	0.01	0.05
Diluted	0.04	0.10	0.01	0.05

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.